Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

AIR PRODUCTS REPORTS FIRST QUARTER EPS OF $.80, UP 16%*;
RAISES FISCAL 2006 FULL-YEAR EPS GUIDANCE

Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 25 by calling (913) 981-5542 and entering passcode 6277954, or listen on the Web at: www.airproducts.com/Invest/financialnews/EarningsReleases.htm.

LEHIGH VALLEY, Pa. (January 25, 2006) – Air Products (NYSE:APD) today reported net income of $181 million or diluted earnings per share (EPS) of $.80 for its first fiscal quarter ended December 31, 2005. Net income increased eight percent and diluted EPS was up eleven percent compared with the prior year.

First quarter earnings comparisons are affected by the adoption of Statement of Financial Accounting Standards No. 123R and expensing of stock options as of October 1, 2005. On a comparable basis (including stock compensation expenses), net income increased 13 percent* and diluted EPS increased 16 percent*.

Discussion of Fiscal First Quarter Results on a Comparable Basis:
Revenues of $2,099 million were up five percent over the prior year on higher natural gas and raw material cost contractual pass-throughs to customers, volume growth in Gases, and improved pricing in Chemicals. Operating income of $252 million was up 11 percent* from the prior year, primarily on strong Gases volumes and higher Equipment activity.

Unfavorable currency impacted sales growth by two percent in the quarter, and Hurricanes Katrina and Rita in the prior quarter also reduced revenues by an additional three percent. The hurricanes reduced operating income in the quarter by $20 million ($14 million in Gases and $6 million in Chemicals), or $.06 per share.

John P. Jones, chairman and chief executive officer, said, “We had a strong first quarter with continued growth in sales, earnings and most importantly, return on capital. We delivered these results despite significant challenges from the hurricanes and large spikes in raw material and energy costs. Our people executed well against the objectives we set for the quarter. A major driver in these results is our continued success in delivering productivity to the bottom line. We also saw continued volume growth in our Gases business and high activity in our Equipment business, driven by liquefied natural gas (LNG) heat exchangers.”

Gases segment sales of $1,562 million were up eight percent over the prior year on higher volumes in the company’s Asian base Gases business, stronger pricing in North America base Gases, as well as higher natural gas cost contractual pass-throughs to customers. Operating income of $229 million increased eight percent* from the prior year on strong volumes across most businesses and a gain on a European land sale, partially offset by the unfavorable impact of the hurricanes.

Chemicals segment sales of $444 million declined four percent over the prior year, largely due to lower volumes, principally in polyurethane intermediates, and a divestiture. Chemicals operating income of $19 million was up nine percent* over the prior year on increased pricing to recover higher raw material, energy and natural gas costs.

Equipment segment revenues of $92 million rose five percent over the prior year and operating income of $16 million was up significantly, driven by continued high LNG heat exchanger activity. The company has 11 LNG heat exchangers in its Equipment backlog of $690 million.

Outlook
Looking forward, Mr. Jones said, “We are off to a good start for 2006, and we’re encouraged by our momentum going forward. We successfully managed the impacts of the hurricanes, have a great backlog of projects to drive top-line growth, and are confident our productivity efforts will continue to deliver improved return on capital. As a result, we are increasing our EPS guidance to a range of $3.30 to $3.48 per share.”

For the second quarter, the company expects earnings per share between $.84 and $.87.

Annual Meeting of Shareholders
Air Products will host its Annual Meeting of Shareholders on Thursday, January 26, 2006 at 2:00 p.m. ET. Access the audio Webcast at www.airproducts.com/Invest/shareholdersvcs/annualmeeting_materials.htm.

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently unplanned portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Please review the attached financial tables, including the Summary of Consolidated Financial Information:

Effective 1 October 2005, the company adopted SFAS No. 123R, which requires companies to expense the grant-date fair value of employee stock options. Prior year results have not been restated.

*This press release contains non-GAAP measures, which adjust prior year results to include the pro forma impact of expensing employee stock options based on previous footnote disclosures required by SFAS No. 123. Stock options have been accounted for as equity instruments. See the discussion under Share-Based Payments in the Notes to the consolidated financial statements. The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance.

				FY05 Q1
				Pro forma Stock	FY05 Q1	% Change
	FY06 Q1	FY05 Q1	% Change	Option Expense	Non-GAAP Measure	Non-GAAP Measure
Operating Income
Gases	$229.2	$219.8	4%	$7.7	$212.1	8%
Chemicals	19.2	20.0	(4%)	2.4	17.6	9%
Equipment	16.2	6.0	170%	.5	5.5	195%
Corporate	(12.4)	(7.5)	(65%)	.4	(7.9)	(57%)

Consolidated	$252.2	$238.3	6%	$11.0	$227.3	11%

Net Income	$180.7	$166.8	8%	$6.9	$159.9	13%

Diluted EPS	$.80	$.72	11%	$.03	$.69	16%

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended
	31 December
	2005	2004
Sales	$2,098.6	$1,991.0
Net Income	$180.7	$166.8
Basic Earnings Per Share	$.81	$.74
Diluted Earnings Per Share	$.80	$.72

Capital Expenditures	$327.2	$266.8
Depreciation and Amortization	$186.3	$179.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended
	31 December
	2005	2004
SALES	$2,098.6	$1,991.0
COSTS AND EXPENSES
Cost of sales	1,571.3	1,475.5
Selling and administrative	254.6	252.8
Research and development	37.8	33.1
Other (income) expense, net	(17.3)	(8.7)

OPERATING INCOME	252.2	238.3
Equity affiliates’ income	27.8	25.5
Interest expense	26.3	27.8

INCOME BEFORE TAXES AND MINORITY INTEREST	253.7	236.0
Income tax provision	66.8	64.9
Minority interest	6.2	4.3

NET INCOME	$180.7	$166.8

BASIC EARNINGS PER COMMON SHARE	$.81	$.74

DILUTED EARNINGS PER COMMON SHARE	$.80	$.72

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	222.0	226.4

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	227.1	232.3

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.32	$.29

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)

	31 December	30 September
	2005	2005
ASSETS

CURRENT ASSETS
Cash and cash items	$89.2	$55.8
Trade receivables, less allowances for doubtful accounts	1,502.3	1,506.6
Inventories and contracts in progress	655.5	577.2
Other receivables and current assets	234.5	275.1

TOTAL CURRENT ASSETS	2,481.5	2,414.7

INVESTMENT IN NET ASSETS OF AND ADVANCES TO
EQUITY AFFILIATES	679.4	663.7
PLANT AND EQUIPMENT, at cost	13,193.2	12,913.3
Less accumulated depreciation	7,204.2	7,044.5

PLANT AND EQUIPMENT, net	5,989.0	5,868.8

GOODWILL	916.2	920.0
INTANGIBLE ASSETS, net	92.7	98.7
OTHER NONCURRENT ASSETS	466.1	442.9

TOTAL ASSETS	$10,624.9	$10,408.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,285.9	$1,378.0
Accrued income taxes	151.1	118.2
Short-term borrowings and current portion of long-term debt	335.7	447.0

TOTAL CURRENT LIABILITIES	1,772.7	1,943.2

LONG-TERM DEBT	2,272.4	2,052.9
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	850.8	821.6
DEFERRED INCOME TAXES	805.4	834.5

TOTAL LIABILITIES	5,701.3	5,652.2

MINORITY INTEREST IN SUBSIDIARY COMPANIES	180.5	181.1

SHARE-BASED COMPENSATION	45.1	30.0

TOTAL SHAREHOLDERS’ EQUITY	4,698.0	4,545.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,624.9	$10,408.8

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2005	2004
OPERATING ACTIVITIES
Net Income	$180.7	$166.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	186.3	179.4
Deferred income taxes	9.7	16.6
Undistributed earnings of unconsolidated affiliates	(13.0)	(5.9)
Gain on sale of assets and investments	(10.7)	(0.3)
Share-based compensation	15.9	3.6
Other	(0.8)	7.5

Subtotal	368.1	367.7
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(12.8)	(2.8)
Inventories and contracts in progress	(80.0)	45.8
Payables and accrued liabilities	(72.4)	(57.3)
Other	52.5	1.9

CASH PROVIDED BY OPERATING ACTIVITIES	255.4	355.3

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(326.6)	(216.1)
Investment in and advances to unconsolidated affiliates	—	(3.5)
Acquisitions, less cash acquired (b)	—	(45.1)
Proceeds from sale of assets and investments	17.6	2.6
Other	0.5	1.4

CASH USED FOR INVESTING ACTIVITIES	(308.5)	(260.7)

FINANCING ACTIVITIES
Long-term debt proceeds	288.5	59.5
Payments on long-term debt	(66.3)	(13.5)
Net (decrease) increase in commercial paper and short-term borrowings	(78.3)	2.7
Dividends paid to shareholders	(71.0)	(65.5)
Proceeds from stock option exercises	13.0	42.2
Other	1.0	—

CASH PROVIDED BY FINANCING ACTIVITIES	86.9	25.4

Effect of Exchange Rate Changes on Cash	(0.4)	6.4

Increase in Cash and Cash Items	33.4	126.4
Cash and Cash Items — Beginning of Year	55.8	146.3

Cash and Cash Items — End of Period	$89.2	$272.7

(a)	Excludes capital lease additions of $.6 and $1.5 in 2006 and 2005, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)

Share-Based Payments
Effective 1 October 2005, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which requires companies to expense the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The estimated impact of adopting SFAS No. 123R in 2006, based on the treatment of stock options as equity instruments, is expected to reduce diluted earnings per share for the year by approximately $.13. The pro forma impact of expensing employee stock options in 2005 would have been a reduction of diluted earnings per share of $.13 for the year based on the disclosures required by SFAS No. 123.

The adoption of SFAS No. 123R requires a change in accounting for awards granted on or after 1 October 2005 to accelerate expense to the retirement eligible date for individuals who meet the requirements for immediate vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs is estimated to reduce diluted earnings per share for the year by approximately $.03, principally related to the stock option program.

The company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005, and amortization related to new awards granted after 1 October 2005.

Because certain of the company’s share-based compensation programs include a provision for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date fair value has been presented separately in the balance sheet outside of shareholders’ equity. The company believes the likelihood of such an actual cash settlement is remote. Accordingly, the company has accounted for its stock options as equity instruments in accordance with the proposed Financial Accounting Standards Board Staff Position (FSP) No. 123(R)-d issued by the FASB on 16 January 2006.

Under SFAS No. 123R as written, however, the company’s stock options are considered liabilities due to the contingent cash settlement provision. Treatment of stock options as liability instruments would require the company to recognize the cumulative effect of a change in accounting principle in net income to reflect the fair value of all outstanding options as of 1 October 2005 on an after-tax basis. These awards would have to be remeasured to fair value at each subsequent financial statement date until the awards are settled. The impact of the cumulative effect adjustment would be estimated at approximately $295 on an after-tax basis, and the subsequent fair value adjustment for the first quarter of 2006 would be estimated as an additional expense of approximately $70 before-tax ($40 after-tax).

The expense associated with share-based compensation arrangements, whether classified as equity or liability instruments, is a noncash charge. In the Consolidated Statements of Cash Flows, share-based compensation expense is an adjustment to reconcile net income to cash provided by operating activities.

Hurricanes
In the fourth quarter of 2005, the company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. This facility should return to full operations by the end of the second quarter. Other industrial gases and chemicals facilities in the Gulf Coast region, also, sustained damages from Hurricanes Katrina and Rita in fiscal 2005. During the quarter ended 31 December 2005, the company received $25 representing partial settlement with its insurers. Additional insurance recoveries for property damages and business interruption will be recognized as claims are settled. The quarter ended 31 December 2005 included a net charge of $20.2, or $.06 per share on a diluted basis, principally for losses attributable to business interruption.

Other (Income) Expense, Net
Other income included a gain of $9.5 from the sale of land in Spain during the quarter ended 31 December 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2005	2004
Revenues from external customers
Gases	$1,561.9	$1,442.7
Chemicals	444.4	460.7
Equipment	92.3	87.6

Segment and Consolidated Totals	$2,098.6	$1,991.0

Operating income
Gases	$229.2	$219.8
Chemicals	19.2	20.0
Equipment	16.2	6.0

Segment Totals	264.6	245.8

Corporate research and development and other income (expense)	(12.4)	(7.5)

Consolidated Totals	$252.2	$238.3

Equity affiliates’ income
Gases	$25.2	$22.6
Chemicals	2.6	2.9
Equipment	—	—

Segment and Consolidated Totals	$27.8	$25.5

(Millions of dollars)
	31 December	30 September
	2005	2005
Identifiable assets (a)
Gases	$7,949.6	$7,764.1
Chemicals	1,315.9	1,348.4
Equipment	274.2	247.0

Segment Totals	9,539.7	9,359.5

Corporate assets	405.8	385.6

Consolidated Totals	$9,945.5	$9,745.1

(a) Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2005	2004
Revenues from external customers
North America	$1,269.4	$1,157.4
Europe	535.9	565.6
Asia	249.3	229.6
Latin America	44.0	38.4

Total	$2,098.6	$1,991.0

Geographic information is based on country of origin. The Europe segment operates principally in the U.K., Spain, Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com

Investor Inquiries:

Phil Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com